EXHIBIT 16




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K/A dated (date of earliest event reported) August 17, 2004, of GVC Venture Corp. and are in agreement with the statements contained in the second paragraph on page 2. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                              /s/ J.H. Cohn LLP

September 14, 2004
New York, New York